FOR IMMEDIATE RELEASE

August 23, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

SECURES NEW TENANT FOR FAYETTEVILLE, NC, PROPERTY

Freehold, NJ,   August 23, 2007

Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) is pleased to announce the leasing of its 148,000 square foot warehouse in Fayetteville, North Carolina, to Maidenform, Inc., a Delaware corporation.

Maidenform, Inc., has entered into a 5.4-year net-lease which expires on December 31, 2012.  The average annual rent over the term of the lease agreement is $396,000 ($2.68 psf).  The lease also includes a five-year renewal option, with annual rent during the renewal period to be based on fair market value as of June, 2012.

Cronheim Management Services, Inc., led the effort to lease the building and enlisted the services of The Lewis Group / CORFAC International, out of Raleigh, North Carolina, which was successful in closing on the lease agreement with Maidenform.

Upon learning of the execution of the lease agreement, Eugene W. Landy, President, stated, “We welcome Maidenform to our ever-increasing list of high-quality industrial tenants.   The leasing of this outstanding property brings the total leased square footage in the Monmouth portfolio to approximately 5,800,000 square feet, and our overall occupancy rate to 99.5%, with only one property in Jackson, Mississippi, with a total of 26,340 square feet, remaining vacant.”  The Jackson property is currently available for sale or lease.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of fifty-six industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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